EXHIBIT 99.2

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE
Media Contacts:

D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

Nina Devlin
Edelman
Phone: 212-704-8145

CryoLife Sends Letter to Medafor, Inc. Shareholders

ATLANTA, GA (March 11, 2010) -- CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today that it has sent a letter to Medafor shareholders, which is included below.

CryoLife is being advised by Leerink Swann, LLC as financial advisors.

Important Information for Medafor Shareholders

March 10, 2010

Dear Fellow Medafor Shareholder:

In their communications to Medafor shareholders, Medafor’s management and board have repeatedly mischaracterized CryoLife’s motives for filing a lawsuit against Medafor as well as our reasons for proposing to acquire Medafor for $2.00 per share in a combination of cash and CryoLife stock.  I would like to take this opportunity to set the record straight.

CryoLife filed a lawsuit against Medafor to protect its rights and the rights of its shareholders after discovering several misrepresentations and encountering repeated failures on the part of Medafor management to honor commitments under the exclusive distribution agreement (“EDA”) Medafor entered into with CryoLife.  CryoLife attempted to resolve its differences with Medafor in a constructive manner via numerous in-person meetings and written communications.  Each time we urged Medafor to address its misrepresentations and breaches of the EDA and to adhere to the EDA’s terms going forward.  We viewed litigation as a last resort and only filed our lawsuit, for among other things, breach of contract, fraud and negligent misrepresentations and violations of the Georgia Racketeer Influenced and Corrupt Organizations Act, after it became clear that Medafor management was either unwilling or unable to take appropriate action to address Medafor’s numerous violations of the EDA.

Specifically, Medafor’s misrepresentations and violations of the EDA relate to and include selling directly and indirectly into CryoLife’s territories and fields, agreeing to provide exclusive territories to CryoLife despite having conflicting agreements already in place with other distributors (after denying there were conflicting agreements in place), failing to protect the intellectual property behind HemoStase and failing to pursue regulatory approval for HemoStase in other markets around the world, as required by the EDA.  Unfortunately, all of our attempts to resolve our differences with Medafor were unsuccessful, and Medafor persisted in violating the EDA.  Regardless of the outcome of our proposal to acquire Medafor, we will pursue enforcement of the EDA to the fullest extent.  CryoLife believes that Medafor’s compliance with the EDA is in the best interest of Medafor shareholders.

While Medafor has claimed that CryoLife’s lawsuit is an attempt to pressure Medafor into selling the company, this is simply untrue.  In fact, CryoLife’s offer to acquire Medafor was initially motivated in large part by a desire to avoid costly litigation.  Of course, as we have said before, we continue to believe that a combination of the two companies would create value for both CryoLife and Medafor shareholders.

To ensure that Medafor shareholders are fully informed, we have created a new section on our Web site that provides information concerning the events leading up to the lawsuit and the steps CryoLife took in order to try to avoid litigation.  We encourage shareholders to review the information, which is located at http://www.cryolife.com/medaforoffer/litigationoverview.

As Medafor’s largest shareholder and largest customer, CryoLife cannot be passive as Medafor’s board and management continue to damage the value of HemoStase’s underlying technology and the value of Medafor’s shares.  If the existing management team and board continue to pursue their current policies, CryoLife believes Medafor shareholders have the following to look forward to:

• Continued share dilution – Medafor management has repeatedly and substantially diluted shareholders, issuing new shares to fund the substantial operating expenses of the company without receiving adequate value in return.  The result of this has been the enrichment of management and its hand-picked consultants at the expense of shareholders.  As you know, the more new shares Medafor issues without receiving adequate value the less existing shares are worth.  Medafor has issued more than 13 million new shares since 2004, diluting Medafor shareholders that held shares in 2004 by approximately 63 percent.  Furthermore, CryoLife’s decades of experience in biomaterials leads us to believe that Medafor’s management will need to raise significant additional equity capital to pursue their “go-it-alone” strategy.

• A company unable to invest in or support its products – Medafor’s capital constraints prevent it from adequately investing in the commercialization of its products in a meaningful way or conducting the R&D required to maximize the long-term value of its technology.  The hemostatic market has many competitive products, including Thrombin JMI, Recothrom, Evithrom, Gelfoam, Avitene, FloSeal, and Surgicel, Surgiflo, and Surgifoam products.  There are also at least three companies with starch based hemostatics at various stages of completion, such as Starch Medical, HemoStasis, LLC and BioCur.  Without sufficient resources to market products and create a strong market position – resources CryoLife can provide – Medafor’s product is likely to end up a marginal player in the hemostatic arena, offering limited long-term value to Medafor shareholders.

• An absentee management team whose interests are not aligned with shareholders – Medafor’s senior management team consisting of its CEO, CFO, VP of Sales and Chief Technology Officer do not reside in Minnesota.  As a result, Medafor shareholders pay their senior management team’s living and traveling expenses as they travel back and forth between their homes and Medafor’s headquarters.  This travel helps explains why Medafor’s most recent set of audited financials (fiscal 2008) reveals that nearly 32 cents of every revenue dollar was spent on general and administrative costs, pushing the company to a significant net loss for the year.  We do not believe a company of approximately 20 employees should be generating $3.1 million of administrative costs.  To put this in perspective, the raw material and manufacturing costs associated with producing HemoStase were $3.6 million in 2008 and sales and marketing expenses were $3.2 million.  Medafor management’s outsized total compensation relative to performance, shareholder funded lifestyle, and de minimis ownership stake has clearly created an environment where management’s interests are not aligned with shareholders.

• A company unable to protect its intellectual property (IP) – There are several products in existence or in development that may violate the core IP related to Medafor’s hemostatic technology.  Because Medafor chooses not to challenge these technologies and protect its IP, the value of Medafor’s products and technology will diminish.  Furthermore, Medafor’s MPH technology currently only has IP protection in the U.S., Germany and France.  Without additional patentable inventions to protect its technology, we believe Medafor will lose sales to companies with better delivery devices, new and innovative products, or variations on Medafor’s core technology.  Protecting and developing intellectual property is costly, and we believe that Medafor simply does not have the financial resources to do so.

• Inadequate financial controls – Medafor has not been able to produce audited financial statements for its investors in a timely manner.  In fact, Medafor was unable to release its 2008 audited financials until September of 2009 (and these financials contained a going concern qualification from Medafor’s independent auditors).  This delay violated Medafor’s loan covenants and required it to obtain a waiver from its lender.  Medafor is currently unable to state when or how it will release its audited financials for 2009.

• No exit strategy – Despite numerous significant operating and financial challenges, including: (i)  a going concern qualification from its auditors, (ii) a lack of adequate financial controls, (iii) an apparent lack of alternative strategic buyer interest and (iv) an obvious need for significant additional capital to properly commercialize the business (with shareholder dilution being the likely result of obtaining that capital), Medafor’s management team and board has informed its shareholders that it will not even explore strategic discussions for the foreseeable future.  Medafor’s own audit committee has stated that its auditors intend to move away from auditing Medafor as if it were a public company.  This implies that Medafor is likely years away from contemplating a public offering as a liquidity event, if at all. We believe Medafor’s management team and board are more focused on protecting their outsized compensation and preserving their lifestyles than meeting their fiduciary duty to shareholders.

In previous letters we have detailed the financial strength, experienced management team, strong direct sales force and international distribution network that CryoLife would bring to Medafor.  We believe that we are best positioned to drive additional growth of HemoStase and related products.  Simply put, CryoLife will be a better steward of the product and help create more value for Medafor shareholders.

As evidenced by our most recent earnings release, CryoLife has demonstrated consistent financial strength and is well positioned to continue to create significant value for its shareholders.  While Medafor talks of its “financial success” and notes that it has raised capital, as discussed above, it has been unable to produce audited 2009 financial results and has not provided any detail on the amount or terms of its most recent dilutive capital raise, if there was one.  As Medafor’s largest shareholder and on behalf of all Medafor shareholders, CryoLife requests that Medafor management and the board produce audited financial statements for 2009 as soon as possible.

With a timely review of audited financials, all Medafor shareholders will be able to understand Medafor’s true financial situation.  Based on the failure of Medafor to provide shareholders with current information and our belief that Medafor does not have the necessary capital to maximize the potential of its technology and address competitive challenges in the hemostatic market, CryoLife feels further shareholder dilution is on the way.

Sincerely,

/s/ Steven G. Anderson
Steven G. Anderson
Founder, CEO and President

IMPORTANT
This letter is provided for informational purposes only and is not an offer to purchase nor a solicitation of offers to sell shares of Medafor or CryoLife.  Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination of the two companies.  Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information.  Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as tetralogy of Fallot, truncus arteriosus, and pulmonary atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE Marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company's BioFoam™ Surgical Matrix is CE Marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  BIOGLUE Aesthetic® Medical Adhesive is CE Marked in the European Community for periosteal fixation following endoscopic browplasty (brow lift) in reconstructive plastic surgery and is distributed by a third party for this indication.  CryoLife distributes HemoStase® a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions.

For additional information about the company, visit CryoLife’s Web site:  www.cryolife.com.

END